Exhibit 23(A)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, of E. I. du Pont de Nemours and Company, which appears in E. I. du Pont de Nemours and Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 4, 2005